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                            HOTCHKIS AND WILEY FUNDS
                     OPERATING EXPENSE LIMITATION AGREEMENT

      THIS OPERATING EXPENSE LIMITATION AGREEMENT (the "Agreement") is effective as of the 28th day of July, 2004, by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its five series listed in APPENDIX A below (each, a "Fund" and collectively, the "Funds), and HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Advisor").

                                  WITNESSETH:

      WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of those certain Investment Advisory Agreements between the Trust and the Advisor in respect of the Funds (collectively, the "Investment Advisory Agreements"); and

      WHEREAS, the Funds, and each of their respective classes, are responsible for, and have assumed the obligation for, payment of certain expenses that have not been assumed by the Advisor pursuant to the Investment Advisory Agreements; and

      WHEREAS, the Advisor desires to limit each Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

      NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

      1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit each class of each Fund's current Operating Expenses to an annual rate, expressed as a percentage of each class' respective average annual net assets to the amounts listed in APPENDIX A (the "Annual Limits"). In the event that the current Operating Expenses of a class of a Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to that class of such Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

      2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to each class of each Fund, is defined to include all expenses necessary or appropriate for the operation of such Fund and each of its classes, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred sales loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

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      3.  TERM. This Agreement shall become effective on the date hereof (or in the case of Hotchkis and Wiley Core Value Fund, from its inception date) through October 31, 2005, unless sooner terminated as provided in Paragraph 4 of this Agreement.

      4. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of any Fund, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to any Fund if the respective Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination.

      5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

      6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

      7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

HOTCHKIS AND WILEY FUNDS               HOTCHKIS AND WILEY CAPITAL
                                       MANAGEMENT, LLC
By:       /s/ NANCY D. CELICK          By:      /s/ NANCY D. CELICK
Name:     Nancy D. Celick              Name:    Nancy D. Celick
Title:    President                    Title:   Chief Operating Officer

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                                   APPENDIX A


                                      FUND
             EXPENSE LIMIT (AS A PERCENTAGE OF AVERAGE NET ASSETS)

                        CLASS I     CLASS A     CLASS B    CLASS C     CLASS R
                        -------     -------     -------    -------     -------
Large Cap Value          1.05%       1.30%       2.05%      2.05%       1.55%
Mid-Cap Value            1.15%       1.40%       2.15%      2.15%       1.65%
Small Cap Value          1.25%       1.50%       2.25%      2.25%        N/A
All Cap Value            1.25%       1.50%        N/A       2.25%        N/A
Core Value               0.95%       1.20%        N/A       1.95%        N/A